FOR IMMEDIATE RELEASE
PLEXUS ANNOUNCES UPWARD ADJUSTMENT
TO
FISCAL 2006 FIRST QUARTER EARNINGS
Net Income now $13.7 Million and Diluted EPS $0.31
NEENAH, WI. February 6, 2006-Plexus Corp. (NASDAQ:PLXS) announced that it received payment of approximately $1.2 million on February 3, 2006 on an account that had been fully reserved when the Company issued its preliminary financial results for the fiscal first quarter ended December 31, 2005. Under U.S.-GAAP this subsequent event required a favorable adjustment in the first quarter to the Allowance for Doubtful Accounts Reserve and a consequent reduction in SG&A expense.
The after-tax impact on Net Income of this favorable adjustment is $1.2 million, or the equivalent of $0.03 per share. Accordingly, diluted EPS for the first quarter were adjusted upward from $0.28 to $0.31.
Revised summary financial statements reflecting this adjustment are attached.
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at Gordon.Bitter@Plexus.com
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PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	December 31,	January 1,
	2005	2005
	(unaudited)
Net sales	$328,306	$287,480
Cost of sales	297,031	265,185

Gross profit	31,275	22,295

Operating expenses:
Selling & administrative expenses	17,229	18,074
Restructuring and impairment costs	—	884

	17,229	18,958

Operating income	14,046	3,337

Other income (expense):
Interest expense	(830)	(871)
Miscellaneous	794	819

Income before income taxes	14,010	3,285

Income tax expense	253	263

Net income	$13,757	$3,022

Earnings per share:
Basic	$0.31	$0.07

Diluted	$0.31	$0.07

Weighted average shares outstanding:
Basic	43,897	43,191

Diluted	45,099	43,753

NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended
	December 31,	January 1,
	2005	2005
	(unaudited)
Net income — GAAP	$13,757	$3,022

Add income tax expense	253	263

Income before income taxes— GAAP	14,010	3,285

Add: Restructuring and impairment costs*	—	884

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	14,010	4,169

Income tax expense — Non-GAAP	253	334

Net income — Non-GAAP	$13,757	$3,835

Earnings per share — Non-GAAP:
Basic	$0.31	$0.09

Diluted	$0.31	$0.09

Weighted average shares outstanding:
Basic	43,897	43,191

Diluted	45,099	43,753

Summary of restructuring and impairment costs*

Restructuring and impairment costs:
Severance costs	$—	$732
Lease exit costs and other	—	28
Adjustment to asset impairment arising from a sublease of the San Diego facility	—	432
Adjustment to lease exit costs arising from a sublease of the Seattle facility	—	(308)

Total restructuring and impairment costs	$—	$884

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PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	October 1,
	2005	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,667	$98,727
Short-term investments	10,000	10,000
Accounts receivable	174,844	167,345
Inventories	183,779	180,098
Deferred income taxes	88	127
Prepaid expenses and other	5,865	5,693

Total current assets	484,243	461,990

Property, plant and equipment, net	128,686	123,140
Goodwill, net	6,790	6,995
Other	8,869	8,343

Total assets	$628,588	$600,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,758	$770
Accounts payable	169,863	159,068
Customer deposits	8,068	7,707
Accrued liabilities:
Salaries and wages	22,651	24,052
Other	33,011	31,001

Total current liabilities	235,351	222,598

Long-term debt and capital lease obligations	21,959	22,310
Other liabilities	13,369	13,499
Deferred income taxes	1,280	2,046

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 44,048 and 43,752 shares issued and outstanding, respectively	440	438
Additional paid-in-capital	277,443	273,419
Retained earnings	72,600	58,843
Accumulated other comprehensive income	6,146	7,315

Total shareholders’ equity	356,629	340,015

Total liabilities and shareholders’ equity	$628,588	$600,468

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